Glacier Bancorp, Inc. to Consolidate Bank Subsidiaries

KALISPELL, Mont., Jan. 18, 2012 /PRNewswire/ -- Glacier Bancorp, Inc. (Nasdaq GS: GBCI) announced today that it plans to combine its eleven banking subsidiaries into a single commercial bank. The bank subsidiaries, which operate in the states of Montana, Colorado, Idaho, Utah, Washington and Wyoming, will operate as separate divisions of Glacier Bank under the same names, management teams and division directors as before the consolidation. Following the consolidation, Glacier Bank will have $7.2 billion in assets and through its divisions will operate 102 branches.

As part of this consolidation, Glacier Bank will file with the appropriate federal and state bank regulators an application to merge the bank subsidiaries. The resulting bank Board of Directors and executive officers will be the Board of Directors and senior management team of Glacier Bancorp. The consolidation is expected to be completed in early second quarter of 2012, following regulatory approvals.

"We have studied this internal consolidation for over a year and are excited to replace our existing structure with one that should minimize our regulatory burden," said Mick Blodnick, President and CEO. "This move will ease our reporting requirements while allowing the new bank divisions to continue to operate as they have in the past with the same bank names, autonomous leadership and local boards. The new structure will free up more resources to be better spent developing and delivering products and services to our customers in a faster and more efficient manner," Blodnick said.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management's plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "should," "projects," "seeks," "estimates" or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

Visit our website at www.glacierbancorp.com

CONTACT: Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher, +1-406-751-7706, both for Glacier Bancorp, Inc.